Exhibit 99.1

180 Life Sciences Regains Full Compliance with Nasdaq

Minimum Bid Price Requirement

PALO ALTO, Calif., March 14, 2024 -- 180 Life Sciences Corp. (NASDAQ: ATNF) (“180 Life Sciences” or the “Company”), today announced that the Company received a letter on March 13, 2024 from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has regained full compliance with the minimum bid price for continued listing on the Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”).

As indicated in the letter, Nasdaq determined that for 10 consecutive business days, the closing bid price of the Company’s common stock was at or above $1.00 per share. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement.

About 180 Life Sciences Corp.

180 Life Sciences Corp. is a clinical stage biotechnology company focused on the development of therapeutics for unmet medical needs in chronic pain, inflammation and fibrosis by employing innovative research, and, where appropriate, combination therapy. The Company’s current primary focus is a novel program to treat several inflammatory disorders using anti-TNF (tumor necrosis factor).

Investors:

Jason Assad

Director of IR

180 Life Sciences Corp

Jason@180lifesciences.com